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                                                                   EXHIBIT 99(A)

                         INTERNET MULTIMEDIA CORPORATION



Friday February 25, 2000                                            OTC BB-IIMC

  INTERNET MULTIMEDIA CORPORATION ENTERS INTO LETTER OF INTENT TO ACQUIRE SMC SOUNDMUSIC.COM CORPORATION. APPOINTS PRESIDENT OF SOUNDMUSIC.COM TO BOARD OF
                                   DIRECTORS.

Internet Multimedia Corporation ("IIMC") is pleased to report that it has entered into a letter of intent to acquire SMC soundmusic.com Corporation ("soundmusic.com"). The letter of intent is subject to certain terms and conditions, including but not limited to: a) the execution of a formal share exchange agreement within 10 days. b) the issuance of an unknown amount of shares of IIMC to the current owners of soundmusic.com and to a finder. c) the payment of $200,000 US dollars to soundmusic.com, d) the appointment of a majority of directors of IIMC by soundmusic.com.

soundmusic.com is an online music/advertising company specializing in the promotion and distribution of quality music using the latest in audio compression technology, the most widely known of these technologies being MP3; as well as a targeted advertising arm for market penetration on the worldwide web. Artists appearing on the site will represent very attractive market growth potential by including both rising stars and those established with a worldwide audience. The company is currently in discussions with several high profile artists to be represented on the site on a non-exclusive basis. This non-exclusivity allows artists a fearless entry into soundmusic's catalog of products and services. The company also has access to the international market for worldwide music distribution by way of licensing alliances into several countries. soundmusic.com will offer artists access to these alliances for a percentage of the ongoing licensing revenue on any given product. soundmusic.com also provides several other value-added services to both the artist and the subscriber. The web site's launch date is scheduled for March 2000, in the interim a sample site can be found at www.soundmusic.com.

During the initial stages, revenue will be generated primarily through advertising and e-commerce CD sales with first year website visits estimated at over 5 million and a growing subscriber base. World wide Web advertising is expected to increase 685% from $2.8 billion in 1999 to $22 billion in 2004 (Forrester Research). Online music sales predictions by Jupiter Communications predicts increases of 1600% from $152 million in 1998 to $2 billion 562 million in 2003, which still only represents 14% of the available US market (Source:
RIAA)

IIMC further announces the resignation of Janet Winkler as President and the appointment of Michael Waldkirch, a current director, as President. IIMC also announces three additions to the Board; Cornelia E. Patterson, Michael B. Doodson and Kelly Kampen. Ms. Patterson brings extensive experience in corporate management and international relations to assist the Company in its development and further outreach. Mr. Doodson brings 20 years of media experience including senior management, sales, marketing, broadcast, print and advertising. Mr. Doodson is President of soundmusic.com. Kelly Kampen began his computer career at the age of 15 and at his current age of 25 has already been involved with several successful projects. They include being part of the Windows 95 launch support team with Keane Consulting; supervising over 100 computer technicians at Boeing Aerospace; and founding two private Internet companies - OpenMatrix Inc. and Interclick. These two companies were designed to collect demographic data from subscribers and allow strategic advertising on the Internet. OpenMatrix and Interclick at one time were collecting data from over 5,000 sites on the net and receiving 28,000,000 hits per day; 18,000,000 of which were unique. Mr. Kampen's experience and knowledge in Internet development and technology will assist the company to reach its corporate potential.

IIMC is currently in discussions with several other privately held Internet or Internet related companies with a view towards acquisition or potential funding. Areas of concentration could include small


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successful enterprises on a regional basis requiring additional capital for marketing and national roll out to expand potential client and subscriber base.

Internet Multi Media Corporation trades under the new symbol IIMC on the Nasdaq Bulletin Board. The new CUSIP number is 46060K 10 5

Pursuant to the requirements of Rule 144, resales of the securities of Internet Multi Media Corporation (IIMC) may not be made pursuant to Rule 144 until May 10, 2000. This does not effect resales of the securities of IIMC that are not made pursuant to Rule 144 or that are made pursuant to 144(k)

Signed on behalf of the Board,
For further information, contact:

Michael Waldkirch, Internet Multimedia Corporation at telephone 604-729-0357 Michael B. Doodson, SMC Soundmusic.com Corporation at telephone 604-871-4343